PRESS RELEASE

W HOLDING COMPANY, INC. (PARENT COMPANY OF WESTERNBANK
PUERTO RICO) PRICES OFFERING OF COMMON STOCK

MAYAGÜEZ, PUERTO RICO (August 21, 2002) – W Holding Company, Inc. (NYSE: WHI) announced today that it had priced an offering of 5,300,000 newly issued shares of its common stock at a public offering price per share of $17.00. In addition, the underwriters have been granted an option to purchase up to an additional 795,000 shares of common stock from the company to cover over-allotments, if any.

The offering was led by UBS Warburg and included Brean Murray & Co., Inc. and Keefe, Bruyette & Woods, Inc. as co-managers.

Westernbank Puerto Rico, a wholly owned subsidiary of W Holding Company, is the third largest, locally-controlled commercial bank headquartered in Puerto Rico, as measured by total assets as of March 31, 2002. Westernbank operates through a network of 48 bank branches located throughout Puerto Rico.

This news release shall not constitute an offer to sell or the solicitation of any offer to buy any of the shares. The offering is made only by the prospectus supplement and accompanying prospectus, copies of which may be obtained from UBS Warburg LLC, 299 Park Avenue, 34th Floor, New York, NY 10171, Attention: Syndicate Department.